			EXHIBIT 12.1

Omeros Corporation
Computation of Deficiency in the Coverage of Fixed Charges by Earnings Before Fixed Charges

	For the
	three months
	ended
	March 31,		Year Ended December 31,
	2014	2013	2012	2011	2010	2009
	(in thousands)
Earnings before fixed charges:
Loss from continuing operations before income taxes	$(16,642)	$(39,796)	$(38,444)	$(28,546)	$(29,251)	$(21,089)
Add fixed charges	1,511	5,621	2,305	2,144	2,104	2,596
Add amortization of capitalized interest	—	—	—	—	—	—
Add distributed income of equity investees	—	—	—	—	—	—
Subtract capitalized interest	—	—	—	—	—	—
Loss before fixed charges	$(15,131)	$(34,175)	$(36,139)	$(26,402)	$(27,147)	$(18,493)
Fixed Charges:
Interest expense	$515	$1,865	$1,355	$1,532	$1,328	$1,948
Amortization of debt expense and loss from extinguishment of debt	157	502	374	352	503	254
Estimate of interest expense within rental expense	839	3,254	576	260	273	394
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—
Total fixed charges	$1,511	$5,621	$2,305	$2,144	$2,104	$2,596
Deficiency of earnings available to cover fixed charges	$(16,642)	$(39,796)	$(38,444)	$(28,546)	$(29,251)	$(21,089)